EXHIBIT 99.2

Operator

Good morning. My name is Dennis and I will be your conference facilitator today. At this time, I would like to welcome everyone to ProxyMed’s conference call to discuss financial results for the fourth quarter and the full year 2004. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to ask a question during this time, simply press star and then the number one on your telephone keypad. Should anyone need assistance at any time during this conference, please press star then zero and an operator will assist you. As a reminder, ladies and gentlemen, this conference is being recorded. The conference is also being Webcast and replays will be available on the Internet at www.proxymed.com shortly after this call.

Please be reminded that statements made by ProxyMed during this call including answers given in response to questions are intended to fall within the Safe Harbor provision of the securities laws and that actual results might differ materially from those in this statement. Such statements are subject to a variety of risks, many of which are discussed in the Company’s most recent Form 10-K and other SEC filings, which the Company strongly urges you to read and which are available on the Company’s website or obtained from the investor relations department.

Leading today’s call from ProxyMed are Kevin McNamara, Chairman and Interim CEO, Nancy Ham, President and COO, and Gregg Eisenhauer, Executive Vice President and CFO. I would now like to introduce Kevin McNamara to begin the conference.

Kevin McNamara - ProxyMed — Chairman, Interim CEO

Thank you, operator and good morning, everyone. I am pleased to be on this call with you for the first time as Chairman and Interim CEO of the Company. As you know, in December 2004, I became nonexecutive Chairman of the Board of the Company and commenced working with the Company’s then Chief Executive Officer, Mike Hoover and his senior management team under a consulting arrangement. Shortly after commencing this assignment, Mike informed the Board that due to personal matters, he would be retiring sooner than planned. In January we accepted Mike’s retirement and resignation.

In the four years Mike was at ProxyMed, he and Nancy Ham, the Company’s current President, led the Company through a number of acquisitions, significant restructurings, and growth plans that resulted in ProxyMed becoming the second largest independent provider of electronic transaction processing for physician offices. In addition, he and the team expanded the Company into cost containment services with the purchase of PlanVista Corporation in the first quarter of last year. During his tenure, the Company’s revenues grew from 33.4 million in 2000 to 90.2 million in 2004. We thank Mike for his many contributions, and wish him the best of luck in his future endeavors.

With Mike’s retirement, I agreed to act as the Company’s Interim CEO, having had a background in the EDI side of the Company’s business, serving as CFO for Envoy Corporation during the late ‘90s. I also served on ProxyMed’s Board of Directors since September of 2002, and most recently have served as chairman of the Audit Committee. At the outset of this assignment, I laid out for our Board five goals that I wanted to accomplish during this interim period. First, and most importantly, was to lead a successful CEO search. Second, to complete a financing that would address the May 2005 maturity of the Company’s PlanVista debt obligation. Third, assist in the final stages of the Company’s Sarbanes-Oxley section 404 compliance efforts, with the goal of an unqualified control opinion. Fourth, oversee and assist the senior management team in the 2004 year-end financial closing, filing of the 2004 Form 10-K with the SEC and the 2005 planning process. And, five, to accomplish items one through four, while minimizing disruptions and hopefully stimulating the Company’s initiatives currently in process by its senior management team.

As to the first item, we formed a search committee and engaged the executive search firm of Russell Reynolds in mid December to evaluate both external and internal CEO candidates. Over the past couple of months, Russell Reynolds has put together quite an impressive list of candidates that the committee is now in the process of interviewing. We are hopeful that we can make a selection and then a corresponding announcement of a new CEO within the next 60 to 90 days.

With respect to the refinancing, we are pleased with the term sheet that we have received from our lead bank, Wachovia, and expect to close on this facility in April, comfortably in advance of the May 31st maturity of the PlanVista debt. Gregg will go into the specifics of this transaction in some detail in a few minutes.

As outlined in the press release, compliance with section 404 of the Sarbanes-Oxley Act created a monumental amount of work for a significant number of the Company’s associates. While we are quite pleased that the end result is an unqualified opinion, we were at times bothered by the disruption and amount of internal resources that we had to dedicate to this task. As most of you have read in the financial press, compliance with the 404 provisions is taking a toll on all public companies, but seems to be particularly burdensome to smaller cap companies, such as ours.

And as to the final two items I’m happy to report that during this interim period, there’s been no loss of momentum at the Company. Our entire management team remains energized and focused on executing our major operating initiatives. These initiatives include launching our new ESP, or Enterprise Solution for Payers strategy, where we already have a verbal commitment on our first win; rolling out our new web portal and self service tools to our partners and providers, and launching our new Pilot product to our lab customers. Nancy will provide you some more color on these initiatives in just a minute.

Finally, I want to say that I am pleased with the results of the quarter, in which revenues of $22.6 million was within the Company’s guidance for the top line. While we fell short of our EPS guidance of a loss of $0.06 to $0.10 on a reported basis, we were encouraged by the fact that all of this shortfall was attributable to excess Sarbanes-Oxley costs, additional auditing fees associated with having to go through our SEC review with two sets of auditors and settlement of a preacquisition contingency at PlanVista. Without the effects of these items, our fourth quarter results were in line with our expectations when measured on a pure operating basis.

2005 is a year in which we will be able to hopefully demonstrate results from our strategy of remaking our business, from a traditional clearinghouse company to a well-diversified provider of high value solutions to our payer and provider customers. Additionally it promises to be a somewhat more predictable year as we can now devote 100 percent of our energies to re-energizing our organic growth in revenue and to improvement in our operating margins.

As stated in our press release I don’t feel that it is appropriate for the Company to offer financial guidance during this, “interim period,” and as such, we will suspend our practice of providing financial guidance for the time being. We will put this on the agenda for the new CEO once he or she is in place.

I will now turn the call over to Nancy, and then Gregg who will provide some further insight into our fourth quarter and complete 2004 results. Nancy?

Nancy Ham - ProxyMed — Pres & COO

Good morning, everyone. Last quarter we discussed at length our two major corporate initiatives, which are our ESP program for payers and our Phoenix platform and tools for providers. Today I’d like to give you an update on our progress with each of these.

For our payer customers we are offering a robust and integrated suite of EDI, Business Processing Outsourcing, or BPO, and cost containment solutions, all under the program name of ESP or Enterprise Solutions for Payers. This solution leverages all of the assets of the Company, whether ProxyMed, MedUnite, or PlanVista into one seamless solution. In this program we can deliver significant savings on medical claims, potentially tens of millions of dollars per year, reduce EDI costs, enhance processing efficiencies, and higher auto adjudication rate. In addition, we do this without requiring exclusives and preserving diversity of connectivity options for the payer’s physician partners. Finally, our approach is not one size or one model fits all. We offer simplified and flexible implementation, working directly with the payer to give them the ability to design their own customized market facing strategy.

We have been marketing ESP since November and we’re cautiously encouraged by the market’s reaction. While sales cycles are notoriously long within the payer community, usually at least 6 to 9 months, we are pleased to announce that we’ve already received a verbal commitment on our first win with a national payer. This payer was already a good customer of ProxyMed on the EDI side, and we were able to cross sell them cost containment services. Since we already have existing connectivity in place we anticipate the client coming live in the second quarter with a full ramp by late summer. On an annualized basis we expect that this deal will generate between $2 to $2.5 million in revenue.

As you may recall, when we bought PlanVista last March, our investment thesis was that we could take its national PPO and its industry leading technology and upsell those capabilities into ProxyMed’s large payer relationships. So far we have successfully implemented one national payer and now we have a verbal commitment from another. We mentioned that this newest win is worth $2 to $2.5 million of annualized revenue to us., and we think there are a significant number of national payer opportunities in this range. Then there are the top ten payers. Obviously we are talking very long sales cycles with this target group, and even once we win a deal, the process to ramp to full potential could easily be multi-year.

Even so we would expect the top ten payer deal to generate revenue of $4 to $8 million per year within the first 24 months. In our pipeline we are making slow but steady progress with three top ten payers, but we have conservatively not included any wins in our 2005 internal budget.

So while the future is bright for ESP and we’re certainly pleased with our early win, we remain cautious in our outlook for our business with payers in 2005. As we mentioned in our last call we expect near term pressure on our traditional EDI revenue with payers. Our challenge then is to execute on sufficient growth and traditional cost containment in our ESP programs to offset this.

Let’s turn now from our payers to our providers. We spent most of 2004 talking with you about HIPAA and its costs and its challenges. We talked with you about increased rejection rates, and about increased uses of paper claims as barriers to our ability to grow our volumes. Well, I’m pleased to officially announce the end of our references to HIPAA as a barrier to success. In the fourth quarter, we had an excellent quarter in terms of transaction volume with total transactions of 75.6 million, and total core transactions of 69.1 million. For core transactions, this translates to strong sequential and year-over-year growth in excess of 8 percent. I’m particularly pleased at this given that we had two fewer processing days in the quarter. On a business day basis, our sequential growth was 12.0%. This growth is from ramping the new business, including competitive take away deals that we signed in the third quarter, and also from our core base getting back to business. On an annualized basis we are now processing over 300 million total transactions.

Despite the strong momentum, our outlook for 2005, remains one of guarded optimism. We think we will have good growth and newer transaction types such as electronic remittance advice and eligibility verification. Our business development pipeline is solid, with a couple of larger opportunities for competitive wins slowly coming along. This growth, however, will be offset by declining reimbursement from payers.

One of the keys of our future success will be our new processing platform, Phoenix. As we discussed on our last call, with this new foundational architecture in full production, we are now relaunching our business to our provider customers. Our suite of new web-based tools which we call PCAT and Proxy Enroll, are now in general availability and we are very busy rolling them out to all of our partners and customers, and we anticipate that the rollout will keep us busy through all of 2005. With these tools, which have been very well received by the initial customers, we can provide significantly enhanced service to our customers and empower them with increased transparency and control with their transactions.

Before I turn it over to Gregg, let me just give you a quick update on our clinical businesses. Our lab business remains a consistent performer in terms of revenue and operating income. While the traditional target market is a mature one, we are expanding our solutions to serve other aspects of the lab industry. To this end we have launched an exciting new product called Pilot, which transforms our solution from a stand alone solution for delivering lab results to physicians, to an embedded application server that can deliver results over really any telecom solution, phone lines, network or internet. It can post files to and from an electronic medical record or physician office management system. And it can even host a local software application to facilitate the retrieval and posting of clinical data. Initial response to Pilot has been very positive, but we are early in the launch process. And in our prescription business with all the national talk about EMR’s and Medicare Modernization Act, attention and activity has never been higher. The challenge, of course is to translate that activity into revenue growth. And to that end we are signing new relationships with national practice management and EMR companies that should set the stage for appreciable transaction volume and revenue growth in late 2005, but especially in 2006.

In conclusion, with the distractions and challenges of 2004 behind us, we are now focused on accelerating our transformation from a traditional clearinghouse to an indispensable business partner for providers and their payer, pharmacy and lab partners. Gregg will now take you through a few highlights for the quarter.

Gregg Eisenhauer - ProxyMed — EVP & CFO

Thank you, Nancy and good morning, everyone. It was a busy and challenging year in 2004, and I’m very proud of what we accomplished. First of all, as Kevin mentioned, I’m delighted to report that after a year of hard work, we have achieved a clean, unqualified opinion for Sarbanes-Oxley. I want to thank everyone at the Company who worked so diligently to achieve this result. Compliance with the provisions of Sarbanes-Oxley is difficult on all companies but especially difficult to a company our size that has been inquisitive.

On the down side this came at a higher price than we had been anticipating. We last told you we expected to spend no more than $1.5 million. However, the final cost came in at about $1.7 million, of which over $600,000 was spent in the fourth quarter, which was about $200,000 to $300,000 higher than expected.

In addition, we had other unusual costs in the finance and legal areas during the year. As we previously reported in connection with the Form S-3 filed by us in June of 2004, the SEC conducted a routine review of the Company’s filings. As a result of the review we filed an amended Form 10-

K/A for 2003, and amended form 10-QA’s for the first and second quarters of 2004. While this process resulted in non-material changes to the Company’s financial statements, it was a time consuming and expensive process. This was exacerbated by the fact that since we switched to Deloitte & Touche midyear, we incurred approximately $350,000 in additional expense as a result of the required approvals from Deloitte as well as our prior auditors, PricewaterhouseCoopers.

All in all, the unexpected cost of Sarbanes-Oxley compliance, the SEC review, the two sets of auditors and a litigation matter that we acquired with PlanVista and settled during the quarter for $175,000, we incurred a total of about 7 to $800,000 in largely one-time accounting and legal expenses.

While the cost was expensive, as I said earlier, the results are positive. I’m pleased to report that we are filing our 10-K today, with both an unqualified financial opinion and a clean, unqualified financial opinion with regards to Sarbanes-Oxley.

As you review our 10-K I do want to note the comments in our unqualified financial opinion. There is a paragraph of emphasis that highlights for the reader that we have $18 million of related party debt that is due on May 31st. This debt is held by affiliates of our second largest shareholder, Commonwealth Associates. While we have executed a term sheet with our current lender, Wachovia, to expand and extend their facility, the commitment is not firm and as a result was appropriately noted by our auditors. With the proceeds from this expected financing and some of our cash, of which we had over $12 million on the balance sheet at year end, I’m confident that we will resolve the May maturity issue on our senior debt. Please remember that of our total debt, over $13 million is in a subordinated convertible debenture and does not mature until the last day of 2008.

Despite the finance and legal expenses I just discussed, we had a good quarter. We delivered revenue of $22.6 million which was within our guidance. Our gross margin was solid at 63 percent. Our operating loss was $1.2 million. Net loss for the quarter was $1.6 million and loss per share was $0.12. Excluding the unusual legal and finance expenses mentioned above, our recurring operating performance was well within our previous guidance for operating results.

In prior quarters we have discussed with you our EBITDA performance, however as most of you are aware the SEC is discouraging the use of non-GAAP measures and as a result we will no longer discuss EBITDA. Instead, we will discuss our performance at the GAAP-defined operating income line, and the net income line. For those of you looking to comparability with non-GAAP measures our interest, taxes, depreciation, and amortization are clearly stated on our consolidated statement of operations.

Later this year, we will be required to comply with FAS 123R, the expensing of stock options. We anticipate that we will break out this non-cash charge as a separate line item, beginning in the third quarter. Given that depreciation, amortization, and the non-cash stock option compensation charges will be broken out on the face of our income statement, our readers should be able to readily perform any type of cash or non-GAAP analytics from the data provided.

We closed 2004 with record revenues in excess of $90 million, albeit a net loss of $3.8 million. We believe that with our infrastructure, talented team, and new product offerings, we are poised for future success. That concludes the formal part of the call today. And we will now open up the lines for any questions. Operator?

QUESTION AND ANSWER

Operator

[Operator Instructions] Your first question comes from the line of Steven Halper with Thomas Weisel Partners

Steven Halper - Thomas Weisel Partners — Analyst

Hi, relative to the comments about the payers, you know, could you expand on the comment that payers were, you know, kind of, paying less, and what — you know, for core claims, you know, recognizing that you are moving away from just the claims business. What are the pricing trends out to the providers?

Kevin McNamara - ProxyMed — Chairman, Interim CEO

Steve, this is Kevin McNamara.

Steven Halper - Thomas Weisel Partners — Analyst

Hi.

Kevin McNamara - ProxyMed — Chairman, Interim CEO

Steve, I was last active in this business in the late ‘90’s, and I was at Envoy when we bought NEIC, which, as we all know is the original clearinghouse that had all the EDI activity for the major payers; since that time, I lived through NEI—buying NEIC, the formation of MedUnite, myriad concepts of exclusive to payers, payers going from par to non-par, pricing pressure, and we see a lot of that in the marketplace today. It’s like I never left the space 7 or 8 years later. We’re seeing pricing pressure which surprises me on the per claim basis. I think as an industry - as you know I came out of the credit card business and where that business had a lot of the dynamics of commoditized pricing, I don’t think this business is anywhere near that point. There’s still lots of activity that takes place getting a transaction from a provider to a payer. So the marketplace today looks very similar to what it did in the 1990’s. Lots of exclusive discussion going on. Players — payers moving from par to non-par and discussions of downward pricing pressures. Does that answer your question, Steve?

Steven Halper - Thomas Weisel Partners — Analyst

But — I mean, do the payers view it more as a, you know, commodity? So what is the — how do you go to market and say, well, ask you to pay us more, as opposed to less?

Nancy Ham - ProxyMed — Pres & COO

Hey, Steve, it’s Nancy. We spend a lot of time talking now with our payers about the value equation, and to say, “What are the services we provide for you?” Keep in mind that 85 percent of our inbound volume is still in a legacy format, and we do a lot of work on behalf of our payers to put that into their format (because I’m not going call it a HIPAA standard format which it’s not) so they have clean claims and higher auto adjudication rate. We are working actively with payers to roll out new transaction rates types, like ERA, which is a huge cost savings for them, because it kills paper and eligibility which kills phone calls. These are transactions that we save the payer dollars on, not quarters.

In addition, payers are very focused on growth. Who can grow their transaction volume? And we have proven in the past, we have been a very good partner in that regard, and so those are some of the value equations that we talk about on the traditional EDI side. But increasingly we are really talking to our payers on a much broader basis, saying, “Let’s show you what we can save on the medical claims side where we can save you tens of millions of dollars”. Let’s show you how we can integrate all of our transaction processing to take cost out of this system and as part of that integrated solution, we can deliver EDI savings, without just cutting price in a low value environment.

Steven Halper - Thomas Weisel Partners — Analyst

And just as a follow-up, the pricing trends on the front end at the physician side on a core claims, has that been stable?

Nancy Ham - ProxyMed — Pres & COO

Well, it has. I think there too you have to look at the value equation. What are you doing for your providers? Are you doing just the same old, same old traditional EDI or are you rolling out web-based self service tools as we’re doing which really completely transforms the level of service, the value we can provide, the analytics we can provide, so they can run their business better. And they are willing to pay for those value-added services.

Steven Halper - Thomas Weisel Partners — Analyst

Great. Thanks.

Operator

[Operator Instructions] Your next question comes from the line of Patrick Flavin with Flavin Blake & Company.

Patrick Flavin - Flavin Blake & Company — Analyst

Kevin, I understand your hesitance to make a forecast for the year until you have a new CEO on board, but can you give us some guidance on profitability? And does the Company intend to be profitable for the year and if so, over what part of the year?

Kevin McNamara - ProxyMed — Chairman, Interim CEO

That’s kind of a sensitive issue for me to dance into. But I guess the guidance that I can give you is directionally, we would like to feel that we can get the Company to positive growth on the top line. We’d like to feel that we can get the Company to positive growth on an operating income line. As to whether — as to whether that translates into profitability at the net income line, I’m not prepared to speak to that.

Patrick Flavin - Flavin Blake & Company — Analyst

Okay. In terms of cash sufficiency, you apparently are prepared to commit that the negotiations for a new line are satisfactory, and that if arranged presumably, there would be no capital sufficiency issue for the year?

Gregg Eisenhauer - ProxyMed — EVP & CFO

This is Gregg Eisenhauer. Our expectation is that the expanded line of credit we are negotiating with what Wachovia, combined with our cash balances which were in excess of $12 million at the end of the year will be more than sufficient to deal with the roughly $18 million of maturing debt in 2.5 months. If you look at the Company’s EBITDA and you take out the Company’s expected capex, I think — if you assume no wild fluctuations in accounts payable and accounts receivable, you know, we anticipate more than sufficient cash flow to meet the Company’s needs, absent acquisition or significant debt retirement.

Patrick Flavin - Flavin Blake & Company — Analyst

And, Gregg what is that capex total for the year?

Gregg Eisenhauer - ProxyMed — EVP & CFO

We’ll be giving that with guidance. Our capex for the last year was approximately $4 million, when you include capitalized software. I wouldn’t expect it to move materially off that number, but we’ll lock that down as we come out with the rest of our guidance later in the year.

Patrick Flavin - Flavin Blake & Company — Analyst

Thank you.

Operator

At this time there are no further questions. Are there any additional remarks?

Kevin McNamara - ProxyMed — Chairman, Interim CEO

I just want to thank everyone for joining us on the call today and we look forward to updating you on our progress in future calls as 2005 unfolds. Thank you, everyone.

Operator

Thank you all for joining today’s ProxyMed’s conference call to discuss financial results for the fourth quarter and full year 2004. You may now disconnect.